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Exhibit 23(d)(3)

                          SELECTED SPECIAL SHARES, INC.

                              MANAGEMENT AGREEMENT

                                 JANUARY 1, 2001


AGREEMENT, made as of January 1, 2001, by and between SELECTED SPECIAL SHARES, INC., a Maryland corporation (hereinafter called the "Fund"), and DAVIS SELECTED ADVISERS, L.P., a Colorado limited partnership (hereinafter called the "Manager").

                              W I T N E S S E T H:

In consideration of the mutual covenants hereinafter contained, IT IS HEREBY AGREED by and between the parties hereto as follows:

1. Management. The Fund hereby employs the Manager to act as its investment adviser and to manage the investment and reinvestment of the assets of the Fund, and otherwise to administer the Fund's affairs to the extent requested by the Board of Directors of the Fund, all subject to the supervision of the Board of Directors of the Fund and the applicable provisions of the Articles of Incorporation and the Bylaws of the Fund, for the period and on the terms herein set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall in acting hereunder be an independent contractor and unless otherwise expressly provided or authorized hereunder or by the Board of Directors of the Fund, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2. Office Space, Facilities, Directors, Officers. The Manager shall, at its own expense, furnish to the Fund suitable office space in its own offices or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for carrying out its duties hereunder and shall arrange, if desired by the fund, for members of the Manager's organization to serve without salaries from the Fund as directors, officers or agents of the Fund if duly elected or appointed to such positions by the shareholders or by the Board of Directors of the Fund, subject to their individual consent and to any limitations imposed by law.

3. Expenses. The Manager shall be responsible only for those expenses expressly stated in paragraph 2 to be the responsibility of the Manager and shall not be responsible for any other expenses of the Fund including, as illustrative and without limitation, fees and charges of any custodian (including charges as custodian and for keeping books and records and similar services to the Fund); fees and expenses of directors, other


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     than directors described in paragraph 2; fees and expenses of independent auditors, legal counsel, transfer agents, dividend disbursing agents, and registrars; costs of and incident to issuance, redemption and transfer of its shares, and distributions to shareholders (including dividend payments and reinvestment of dividends); costs of acquiring portfolio securities, including brokers' commissions; interest charges; taxes and corporate fees payable to any government or governmental body or agency (including those incurred on account of the registration or qualification of securities issued by the Fund); dues and other expenses incident to the Fund's membership in the Investment Company Institute and other like associations; cost of stock certificates, stockholder meetings, corporate reports, reports and notices to stockholders; costs of printing, stationery, and bookkeeping forms; and amounts to be paid by the Fund in accordance with any Rule 12b-1 Distribution Plan. The Manager shall be reimbursed by the Fund on or before the fifteenth day of each calendar month for all expenses paid or incurred during the preceding calendar month by the Manager for or on behalf of or at the request or direction of the Fund that are not the responsibility of the Manager hereunder.

4. Non-Exclusive Services, Manager's Liability. Services of the Manager herein provided are not to be deemed exclusive, and the Manager shall be free to render similar services or other services to others so long as its services hereunder shall not be impaired thereby. In the absence of willful misfeasance, bad faith or gross negligence or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be subject to liability to the Fund or any stockholder of the Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

5. Fees. Commencing with the first day of the month coincident with or next following the approval of this Agreement by a vote of a majority of the outstanding voting securities of the Fund, the Fund shall pay to the Manager a management fee calculated on the basis of the average daily net assets of the Fund at the annual rate of 0.70% of the first $50,000,000 of average daily net assets, 0.675% of the next $100,000,000 of average daily net assets, 0.65% on the next $100,000,000 of average daily net assets and 0.60% of average daily net assets in excess of $250,000,000. The fee shall be payable monthly and each fee payment shall be made on or before the fifteenth day of the month next succeeding the month for which the fee is paid.

6. Conflicts. It is understood that the officers, directors, agents and stockholders of the Fund are or may be interested in the Manager as officers, partners, employees or agents and that the officers, partners, employees and agents of the Manager may be interested in the Fund otherwise than as stockholders.

7. Use of Name. The Manager acknowledges that the use of the term "Selected" in its name is with the acquiescence of the Fund and is subject to revocation at any time by the Board of Directors or by a majority of the directors who are not interested persons of the Fund.

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8.   Term, Termination. This Agreement shall become effective on the date hereof and shall continue through January 1, 2003. The Agreement shall continue thereafter so long as such continuance is approved annually in the manner required by the Investment Company Act of 1940 (the "Act"). This Agreement shall immediately terminate in the event of its assignment. Either party hereto may, at any time on sixty (60) days' prior written notice to the other, terminate this Agreement without payment of any penalty. Termination on the part of the Fund may be effected either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

9. Additional Series. In the event that the Fund creates a new series, this Agreement shall apply to such new series if the Fund and the Manager shall so agree in writing and the Agreement is approved in the manner required by the Act as to each such new series.

10. Change in Partnership. The Manager agrees to notify the Fund of any material change in the membership of the Manager's partnership within 30 days after such change.

11. Definitions. The terms "assignment, "a vote of a majority of the outstanding voting securities" and "interested persons" when used herein shall have the respective meanings in the Act as now in effect and as from time to time amended.

12. Controlling Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New Mexico.

IN WITNESS WHEREOF, the parties hereto have caused this Management Agreement to be executed and made effective as of January 1, 2001.

                                            SELECTED SPECIAL SHARES, INC.
                                            By: Davis Investments, LLC

                                            By:________________________________
                                            Title

                                            SELECTED/VENTURE ADVISERS, L.P.
                                            Its General Partner

                                            By:________________________________
                                            Title


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